Exhibit (a)(1)(G)

Confirmation Email to Eligible Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options

Dear [Employee Name],

Rambus Inc. (“Rambus” or the “Company”) has received your election by which you elected to have some or all of your outstanding eligible options (those options with an exercise price greater than US$14.50 per share and that remain outstanding through the expiration date of the offer) cancelled in exchange for new options, subject to the terms and conditions of the offer, as follows:

Original Option Number	Original Option Grant Date	Original Shares Granted	Original Option Price	Shares Outstanding and Eligible for Exchange	Exchange Entire Eligible Option?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

Computershare website: www.corp-action.net/RambusIncStockOptionExchange
Stock Plan Administration:
Email: options2012@rambus.com
Facsimile: 1-408-462-8114

If you change your mind, you also may elect to include more or less eligible options in the offer by submitting a new election that lists all of the eligible options you wish to have included in the offer.  Each time you make an election on the Computershare website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.  Only responses that are properly completed, signed and actually received via the Computershare website or via Stock Plan Administration by email or facsimile before the offer expires, no later than 8:00 p.m., Pacific Time will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.  If you have questions, please direct them to the Computershare call center at 1-866-442-3453 or to Stock Plan Administration via email at options2012@rambus.com.

Please note that Rambus’ receipt of your election is not by itself an acceptance of the eligible options for exchange.  For purposes of the offer, Rambus will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when Rambus gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.  Rambus’ formal acceptance of the properly tendered eligible options is expected to take place immediately following the end of the offer period.

This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”).  The full terms of the offer are described in (1) the Offer to Exchange; (2) the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions.  You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Computershare offer website at www.corp-action.net/RambusIncStockOptionExchange or by contacting Stock Plan Administration by email at options2012@rambus.com or by facsimile at 1-408-462-8114.

Confirmation Email to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for New Options

Dear [Employee Name],

Rambus Inc. (“Rambus” or the “Company”) has received your withdrawal by which you rejected Rambus’ offer to exchange some or all of your outstanding eligible options for new options.  Please note that eligible options you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election previously submitted by you.

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election via the Computershare offer website or via Stock Plan Administration by email or facsimile no later than 8:00 p.m., Pacific Time, on June 22, 2012 (unless the Offer is extended), to:

Computershare website: www.corp-action.net/RambusIncStockOptionExchange
Stock Plan Administration:
Email: options2012@rambus.com
Facsimile: 1-408-462-8114

If you submit a new election, any previously submitted election and/or withdrawal will be disregarded, so your new election must list all of the eligible options you wish to exchange.  Only responses that are complete and actually received via the Computershare offer website or via Stock Plan Administration, as described above, before the offer expires will be accepted.  Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.  If you have questions, please direct them to Stock Plan Administration via email at options2012@rambus.com.

This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”).  The full terms of the offer are described in (1) the Offer to Exchange; 2) the email from Harold Hughes, our Chief Executive Officer and President, dated May 24, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions.  You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Rambus offer website at www.corp-action.net/RambusIncStockOptionExchange or by contacting Stock Plan Administration via email at options2012@rambus.com or via facsimile at 1-408-462-8114.